Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-160359) of L3 Technologies, Inc. of our report dated March 30, 2017 relating to the financial statements of the L3 Technologies, Inc. Amended and Restated 2009 Employee Stock Purchase Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
March 26, 2018